UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2015

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 16, 2015, NeoPhotonics Corporation (the “Company”) and EMCORE Corporation (“EMCORE”) entered into a True-Up Confirmation Agreement (the “True-Up Agreement”) making several adjustments to the terms of the Asset Purchase Agreement between the parties dated October 22, 2014 pursuant to which the Company purchased certain assets and assumed certain liabilities of EMCORE’s tunable laser product lines. Such transaction was completed in January 2015.

The True-Up Agreement makes several final adjustments to the Asset Purchase agreement, including, among other things, (i) adjusting the principal amount of the promissory note issued to EMCORE from approximately $16.0 million to approximately $15.5 million, (ii) agreeing upon final amounts for inventory value adjustment, net accounts receivable adjustment, and revenue purchase price adjustment, and (iii) resolving the treatment of certain accounts receivable for products sold by EMCORE prior to the closing of the transaction.

The foregoing description of the True-Up Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the True-Up Agreement, a copy of which is filed as Exhibit 10.1 hereto to this Form 8-K.

On April 17, 2015, the Company repaid all outstanding amounts under the revised promissory note held by EMCORE, utilizing cash receipts from collection of its accounts receivable. By repaying the EMCORE promissory note, the Company saves the additional interest expenses that would have arisen in the two-year period of the note, when the interest rate is 5% per annum in the first year and 13% per annum in the second year.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description

10.1	True-Up Confirmation Agreement, dated as of April 16, 2015, by and between NeoPhotonics Corporation and EMCORE Corporation.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2015	NEOPHOTONICS CORPORATION

	By:	/s/ Clyde R. Wallin
Clyde R. Wallin
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	True-Up Confirmation Agreement, dated as of April 16, 2015, by and between NeoPhotonics Corporation and EMCORE Corporation.

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